Legg Mason Partners

Total Return Bond Fund

ANNUAL REPORT

JULY 31, 2006

INVESTMENT PRODUCTS: NOT FDIC INSURED • NO BANK GUARANTEE • MAY LOSE VALUE

Legg Mason Partners

Total Return Bond Fund

Annual Report • July 31, 2006

What’s Inside	Letter from the Chairman	I
	Manager Overview	1
	Fund at a Glance	5
	Fund Expenses	6
	Fund Performance	8
	Historical Performance	9
	Schedule of Investments	10
	Statement of Assets and Liabilities	16
Fund Objective	Statement of Operations	17
The Fund seeks to maximize total return consisting of capital appreciation and income by investing, under normal market conditions, at least 80% of the value of its net assets, plus any borrowings for investment purposes, in securities issued or guaranteed by the U.S. government, its agencies and instrumentalities, high-grade mortgage-related securities, investment-grade corporate debt, taxable municipal and asset-backed securities.	Statements of Changes in Net Assets Financial Highlights Notes to Financial Statements Report of Independent Registered Public Accounting Firm Board Approval of Management and Subadvisory Agreements Additional Information	18 19 22 34 35 38

“Smith Barney”, “Salomon Brothers” and “Citi” are service marks of Citigroup, licensed for use by Legg Mason as the names of funds and investment managers. Legg Mason and its affiliates, as well as the Fund’s investment manager, are not affiliated with Citigroup.

   Letter from the Chairman

R. JAY GERKEN, CFA Chairman, President and Chief Executive Officer

Dear Shareholder,

The U.S. economy was mixed during the 12-month reporting period. After expanding 3.3% in the second quarter of 2005, third quarter gross domestic product (“GDP”)[i] advanced 4.1%. GDP growth then slipped to 1.7% in the fourth quarter. This marked the first quarter in which GDP growth did not surpass 3.0% in nearly three years. However, as expected, the economy rebounded sharply in the first quarter of 2006. During this time, GDP rose 5.6%, its best showing since the third quarter of 2003. The economic turnaround was prompted by both strong consumer and business spending. In the second quarter of 2006, GDP growth was a more modest 2.9%, according to the Commerce Department’s preliminary estimate. The decline was largely attributed to lower consumer spending, triggered by higher interest rates and oil prices, as well as a cooling housing market. In addition, business spending fell during the quarter.

The Federal Reserve Board (“Fed”)ii continued to raise interest rates during the reporting period. Despite the “changing of the guard” from Fed Chairman Alan Greenspan to Ben Bernanke in early 2006, it was “business as usual” for the Fed, as it raised short-term interest rates eight times during the period. Since it began its tightening campaign in June 2004, the Fed increased rates 17 consecutive times, bringing the federal funds rateiii from 1.00% to 5.25%. However, after the reporting period ended, the Fed paused from raising rates in August. In its official statement, the Fed said “...the Committee judges that some inflation risks remain. The extent and timing of any additional firming that may be needed to address these risks will depend on the evolution of the outlook for both inflation and economic growth, as implied by incoming information.”

Legg Mason Partners Total Return Bond Fund	I

Both short- and long-term yields rose over the reporting period, causing the overall bond market to post only a modest gain. During the 12 months ended July 31, 2006, two-year Treasury yields increased from 4.02% to 4.97%. Over the same period, 10-year Treasury yields moved from 4.28% to 4.99%. Short-term rates rose in concert with the Fed’s repeated rate hikes, while long-term rates rose on fears of mounting inflationary pressures. Looking at the 12-month period as a whole, the overall bond market, as measured by the Lehman Brothers U.S. Aggregate Indexiv, returned 1.46%.

The high yield market generated positive returns during the reporting period, supported by strong corporate profits and low default rates. These factors tended to overshadow several company specific issues, mostly in the automobile industry. During the 12-month period ended July 31, 2006, the Citigroup High Yield Market Index[v] returned 3.77%.

Despite weakness late in the reporting period, emerging markets debt produced positive results over the 12-month period, as the JPMorgan Emerging Markets Bond Index Global (“EMBI Global”)vi returned 8.31%. A strong global economy, solid domestic spending and high energy and commodity prices supported many emerging market countries. In our opinion, these positives more than offset the negatives associated with rising U.S. interest rates.

Please read on for a more detailed look at prevailing economic and market conditions during the Fund’s fiscal year and to learn how those conditions have affected Fund performance.

Information About Your Fund

At a meeting held on September 12, 2006, the Fund’s Board approved several changes to the Fund, subject to shareholder notification. On or about November 20, 2006, the Fund’s name will change to Legg Mason Partners Core Bond Fund. Concurrent with this name change, the investment strategy of the Fund will change to an intermediate duration core bond strategy. Under its revised strategy, the Fund anticipates that all securities it purchases will be investment grade. To better reflect the Fund’s revised investment strategy, the Fund will change its benchmark to the Lehman Brothers U.S. Aggregate Index. The Fund’s investment objective, seeking to maximize total return consisting of capital appreciation and income, remains unchanged. In late September, a prospectus supplement explaining these changes in greater detail will be mailed to fund shareholders.

II	Legg Mason Partners Total Return Bond Fund

As you may be aware, several issues in the mutual fund industry have come under the scrutiny of federal and state regulators. Affiliates of the Fund’s Manager have, in recent years, received requests for information from various government regulators regarding market timing, late trading, fees, and other mutual fund issues in connection with various investigations. The regulators appear to be examining, among other things, the Fund’s response to market timing and shareholder exchange activity, including compliance with prospectus disclosure related to these subjects. The Fund is not in a position to predict the outcome of these requests and investigations.

Important information with regard to recent regulatory developments that may affect the Fund is contained in the Notes to Financial Statements included in this report.

As always, thank you for your confidence in our stewardship of your assets. We look forward to helping you meet your financial goals.

Sincerely, /s/ R. Jay Gerken R. Jay Gerken, CFA Chairman, President and Chief Executive Officer September 13, 2006

All index performance reflects no deduction for fees, expenses or taxes. Please note that an investor cannot invest directly in an index.

[i]	Gross domestic product is a market value of goods and services produced by labor and property in a given country.

ii

The Federal Reserve Board is responsible for the formulation of a policy designed to promote economic growth, full employment, stable prices, and a sustainable pattern of international trade and payments.

iii	The federal funds rate is the interest rate that banks with excess reserves at a Federal Reserve district bank charge other banks that need overnight loans.

iv

The Lehman Brothers U.S. Aggregate Index is a broad-based bond index comprised of government, corporate, mortgage and asset-backed issues, rated investment grade or higher, and having at least one year to maturity.

[v]	The Citigroup High Yield Market Index is a broad-based unmanaged index of high yield securities.

vi

The JPMorgan Emerging Markets Bond Index Global (“EMBI Global”) tracks total returns for U.S. dollar denominated debt instruments issued by emerging market sovereign and quasi-sovereign entities: Brady bonds, loans, Eurobonds, and local market instruments. Countries covered are Algeria, Argentina, Brazil, Bulgaria, Chile, China, Colombia, Cote d’Ivoire, Croatia, Ecuador, Greece, Hungary, Lebanon, Malaysia, Mexico, Morocco, Nigeria, Panama, Peru, the Philippines, Poland, Russia, South Africa, South Korea, Thailand, Turkey and Venezuela.

Legg Mason Partners Total Return Bond Fund	III

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Manager Overview

Special Shareholder Notices

As part of the continuing effort to integrate investment products managed by the advisers acquired with Citigroup’s asset management business, Legg Mason, Inc. (“Legg Mason”) has recommended various Fund actions in order to streamline product offerings, standardize share class pricing features, eliminate redundancies and improve efficiencies within the organization. At Board meetings held during June and July 2006, the Fund’s Board reviewed and approved these recommendations, and provided authorization to move ahead with proxy solicitations for those matters needing shareholder approval.

Effective August 1, 2006, Legg Mason Partners Fund Advisor, LLC (“LMPFA”) became the Fund’s investment manager and Western Asset Management Company (“Western Asset”) became the Fund’s subadviser. The portfolio managers who are responsible for the day-to-day management of the Fund remain the same immediately prior to and immediately after the date of these changes. LMPFA and Western Asset are wholly-owned subsidiaries of Legg Mason.

During the reporting period, management of the Fund was assumed by a team of portfolio managers from Western Asset. The Fund’s portfolio managers include Kenneth Leech, Stephen A. Walsh, Arun Lyng, Gregory A. Peeke and Janat M. Ibraev.

Additionally, effective June 12, 2006, the Fund’s benchmark changed from the Merrill Lynch U.S. Corporate & Government 10+ Years Index to the Lehman Brothers Long Government/Credit Index.

The Fund was formerly known as Smith Barney Total Return Bond Fund.

Q. What were the overall market conditions during the Fund’s reporting period?

A. Despite a variety of significant headwinds, the municipal bond market generated positive returns during the one-year period ended July 31, 2006 and outperformed the overall taxable bond market. Over that period, the Lehman Brothers Municipal Bond Index gained 2.55% while the Lehman Brothers U.S. Aggregate Index returned 1.46%.

Over the last year, the bond market has been impacted by a strong economy, numerous inflationary pressures, and continued rate hikes by the Federal Reserve Board (“Fed”)i. To gain some perspective on how far we’ve come in terms of interest rates, consider the following; In May 2004, the federal funds rateii, a barometer of short-term interest rates, was a mere 1.00%, its lowest level in more than 40 years. This was due, in part, to the Fed’s attempt to stimulate the economy in the aftermath of September 11th.

Then, in June 2004, the economy appeared to be on solid footing and the Fed officially ended its accommodative monetary policy by instituting its first rate hike in four years, bringing the federal funds rate from 1.00% to 1.25%. At that time, the Fed telegraphed what it had in mind for short-term rates as it said, “policy accommodation can be removed at a pace that is likely to be measured.” The Fed was certainly true to its word, as it instituted 17 straight 0.25% rate hikes and the federal funds rate was 5.25% at the end of the reporting period.

Legg Mason Partners Total Return Bond Fund 2006 Annual Report.	1

Given the solid economy and rising rate environment, both short- and long-term Treasury yields rose over the reporting period. During the 12 months ended July 31, 2006, two-year Treasury yields increased from 4.02% to 4.97%. Over the same period, 10-year Treasury yields moved from 4.28% to 4.99%.

Performance Review

For the 12 months ended July 31, 2006, Class A shares of the Legg Mason Partners Total Return Bond Fund, excluding sales charges, returned 2.45%. These shares outperformed the Lipper General Bond Funds Category Average1 which increased 2.34%. The Fund’s unmanaged previous benchmark, the Merrill Lynch U.S. Corporate & Government 10+ Years Indexiii and the Fund’s new benchmark, the Lehman Brothers Long Government/Credit Indexiv, returned -1.96% and -2.40%, respectively, for the same period.

Performance Snapshot as of July 31, 2006 (excluding sales charges) (unaudited)

	6 Months	12 Months
Total Return Bond Fund – Class A Shares	2.02%	2.45%

Merrill Lynch U.S. Corporate & Government 10+ Years Index	-1.81%	-1.96%

Lehman Brothers Long Government/Credit Index	-2.10%	-2.40%

Lipper General Bond Funds Category Average	0.78%	2.34%

The performance shown represents past performance. Past performance is no guarantee of future results and current performance may be higher or lower than the performance shown above. Principal value and investment returns will fluctuate and investors’ shares, when redeemed, may be worth more or less than their original cost. To obtain performance data current to the most recent month-end, please visit our website at www.leggmason.com/InvestorServices.

Excluding sales charges, Class B shares returned 1.75% and Class C shares returned 1.80% over the six months ended July 31, 2006. Excluding sales charges, Class B shares returned 1.88% and Class C shares returned 1.88% over the 12 months ended July 31, 2006. All share class returns assume the reinvestment of all distributions, including returns of capital, if any, at net asset value and the deduction of all Fund expenses. Returns have not been adjusted to include sales charges that may apply when shares are purchased or the deduction of taxes that a shareholder would pay on Fund distributions.

Performance figures reflect reimbursements and/or fee waivers, without which the performance would have been lower.

Lipper, Inc. is a major independent mutual-fund tracking organization. Returns are based on the period ended July 31, 2006, including the reinvestment of all distributions, including returns of capital, if any, calculated among the 26 funds for the six-month period and among the 21 funds for the 12-month period in the Fund’s Lipper category and excluding sales charges.

1	Lipper, Inc. is a major independent mutual-fund tracking organization. Returns are based on the 12-month period ended July 31, 2006, including the reinvestment of all distributions, including returns of capital, if any, calculated among the 21 funds in the Fund’s Lipper category, and excluding sales charges.

2	Legg Mason Partners Total Return Bond Fund 2006 Annual Report

Q.What were the most significant factors affecting Fund performance?

What were the leading contributors to performance?

A. During the reporting period, the Fund’s exposure to taxable municipal bonds and high quality corporate bonds enhanced results as spreads narrowed. In addition, the Fund’s use of hedging contributed to performance.

What were the leading detractors from performance?

A. During the majority of the reporting period, more speculative lower rated corporate bonds outperformed their higher quality counterparts. As a result, the Fund’s lack of exposure to lower quality corporates had somewhat of a negative effect on performance.

Q. Were there any significant changes to the Fund during the reporting period?

A. Effective June 12, 2006, the Fund’s benchmark changed from the Merrill Lynch U.S. Corporate & Government 10+ Years Index to the Lehman Brothers Long Government/ Credit Index. In conjunction with this change, the Fund’s portfolio was transitioned during the month of June and largely sold out of its previous holdings, including its municipal bond exposure. The Fund now diversifies its portfolio among longer-term government bonds and corporate bonds. It also has some opportunistic exposure to mortgage backed securities.

Thank you for your investment in the Legg Mason Partners Total Return Bond Fund. As ever, we appreciate that you have chosen us to manage your assets and we remain focused on achieving the Fund’s investment goals.

Sincerely,

Western Asset Management Company

August 25, 2006

Legg Mason Partners Total Return Bond Fund 2006 Annual Report.	3

The information provided is not intended to be a forecast of future events, a guarantee of future results or investment advice. Views expressed may differ from those of the firm as a whole.

RISKS: Keep in mind, the Fund is subject to fluctuations in share price as interest rates rise and fall. Investments in bonds are subject to interest rate and credit risks. As interest rates rise, bond prices fall, reducing the value of the Fund’s share price. The Fund may use derivatives, such as options and futures, which can be illiquid, may disproportionately increase losses, and have a potentially large impact on Fund performance. Please see the Fund’s prospectus for more information on these and other risks.

All index performance reflects no deduction for fees, expenses or taxes. Please note an investor cannot invest directly in an index.

[i]

The Federal Reserve Board is responsible for the formulation of a policy designed to promote economic growth, full employment, stable prices, and a sustainable pattern of international trade and payments.

ii	The federal funds rate is the interest rate that banks with excess reserves at a Federal Reserve district bank charge other banks that need overnight loans.

iii	The Merrill Lynch U.S. Corporate & Government 10+ Years Index is a broad measure of the performance of U.S. government and corporate fixed-rate debt issues with maturities greater than 10 years.

iv	The Lehman Brothers Long Government/Credit Index is a broad measure of bonds with maturities of more than ten years.

4	Legg Mason Partners Total Return Bond Fund 2006 Annual Report

Fund at a Glance (unaudited)

Investment Breakdown

As a Percent of Total Investments

Corporate Bonds & Notes						42.4%

U.S. Government & Agency Obligations					38.7%

Mortgage-Backed Securities	4.3%

Asset-Backed Securities	2.8%

Municipal Bond	2.2%

Sovereign Bonds	1.6%

Collaterized Mortgage Obligation	0.8%

Short-Term Investments		7.2%

	0.0%	10.0%	20.0%	30.0%	40.0%	50.0%

Legg Mason Partners Total Return Bond Fund 2006 Annual Report.	5

Fund Expenses (unaudited)

Example

As a shareholder of the Fund, you may incur two types of costs: (1) transaction costs, including front-end and back-end sales charges (loads) on purchase payments; and (2) ongoing costs, including management fees, distribution and/or service (12b-1) fees; and other Fund expenses. This example is intended to help you understand your ongoing costs (in dollars) of investing in the Fund and to compare these costs with the ongoing costs of investing in other mutual funds.

This example is based on an investment of $1,000 invested on February 1, 2006 and held for the six months ended July 31, 2006.

Actual Expenses

The table below titled “Based on Actual Total Return” provides information about actual account values and actual expenses. You may use the information provided in this table, together with the amount you invested, to estimate the expenses that you paid over the period. To estimate the expenses you paid on your account, divide your ending account value by $1,000 (for example, an $8,600 ending account value divided by $1,000 = 8.6), then multiply the result by the number under the heading entitled “Expenses Paid During the Period”.

Based on Actual Total Return(1)

	Actual Total Return Without Sales Charges(2)	Beginning Account Value	Ending Account Value	Annualized Expense Ratio	Expenses Paid During the Period(3)
Class A	2.02%	$1,000.00	$1,020.20	0.98%	$4.91

Class B	1.75	1,000.00	1,017.50	1.52	7.60

Class C	1.80	1,000.00	1,018.00	1.41	7.05

(1)	For the six months ended July 31, 2006.
(2)

Assumes reinvestment of all distributions, including returns of capital, if any, at net asset value and does not reflect the deduction of the applicable sales charge with respect to Class A shares or the applicable contingent deferred sales charges (“CDSC”) with respect to Class B and C shares. Total return is not annualized, as it may not be representative of the total return for the year. Performance figures may reflect fee waivers and/or expense reimbursements. Past performance is no guarantee of future results. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower.

(3)

Expenses (net of fee waivers and/or expense reimbursements) are equal to each class’ respective annualized expense ratio multiplied by the average account value over the period, multiplied by the number of days in the most recent fiscal half-year, then divided by 365.

6	Legg Mason Partners Total Return Bond Fund 2006 Annual Report

Fund Expenses (unaudited) (continued)

Hypothetical Example for Comparison Purposes

The table below titled “Based on Hypothetical Total Return” provides information about hypothetical account values and hypothetical expenses based on the actual expense ratio and an assumed rate of return of 5.00% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use the information provided in this table to compare the ongoing costs of investing in the Fund and other funds. To do so, compare the 5.00% hypothetical example relating to the Fund with the 5.00% hypothetical examples that appear in the shareholder reports of the other funds.

Please note that the expenses shown in the table below are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as front-end or back-end sales charges (loads). Therefore, the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transaction costs were included, your costs would have been higher.

Based on Hypothetical Total Return(1)

	Hypothetical Annualized Total Return	Beginning Account Value	Ending Account Value	Annualized Expense Ratio	Expenses Paid During the Period(2)
Class A	5.00%	$1,000.00	$1,019.93	0.98%	$4.91

Class B	5.00	1,000.00	1,017.26	1.52	7.60

Class C	5.00	1,000.00	1,017.80	1.41	7.05

(1)	For the six months ended July 31, 2006.
(2)

Expenses (net of fee waivers and/or expense reimbursements) are equal to each class’ respective annualized expense ratio multiplied by the average account value over the period, multiplied by the number of days in the most recent fiscal half-year, then divided by 365.

Legg Mason Partners Total Return Bond Fund 2006 Annual Report	7

Fund Performance

Average Annual Total Returns(1) (unaudited)

	Without Sales Charges(2)
	Class A	Class B	Class C
Twelve Months Ended 7/31/06	2.45%	1.88%	1.88%

Five Years Ended 7/31/06	5.85	5.28	5.34

Inception* through 7/31/06	5.67	5.11	5.17

	With Sales Charges(3)
	Class A	Class B	Class C
Twelve Months Ended 7/31/06	(2.13)%	(2.50)%	0.91%

Five Years Ended 7/31/06	4.89	5.12	5.34

Inception* through 7/31/06	5.09	5.11	5.17

Cumulative Total Returns(1) (unaudited)

Without Sales Charges(2)
Class A (Inception* through 7/31/06)	59.07%

Class B (Inception* through 7/31/06)	52.19

Class C (Inception* through 7/31/06)	52.85

(1)

All figures represent past performance and are not a guarantee of future results. Investment return and principal value of an investment will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. The returns shown do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares. Performance figures may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower.

(2)

Assumes reinvestment of all distributions, including returns of capital, if any, at net asset value and does not reflect the deduction of the applicable sales charge with respect to Class A shares or the applicable CDSC with respect to Class B and C shares.

(3)

Assumes reinvestment of all distributions, including returns of capital, if any, at net asset value. In addition, Class A shares reflect the deduction of the maximum initial sales charge of 4.50%; Class B shares reflect the deduction of a 4.50% CDSC, which applies if shares are redeemed within one year from purchase payment. This CDSC declines by 0.50% the first year after purchase payment and thereafter by 1.00% per year until no CDSC is incurred. Class C shares also reflect the deduction of a 1.00% CDSC, which applies if shares are redeemed within one year from purchase payment.

*	Inception date for Class A, B and C shares is February 27, 1998.

8	Legg Mason Partners Total Return Bond Fund 2006 Annual Report

Historical Performance (unaudited)

Value of $10,000 Invested in Class A, B and C Shares of Legg Mason Partners Total Return Bond Fund vs. Lehman Brothers Long Government/Credit Index(1) and Merrill Lynch U.S. Corporate & Government 10+ Years Index† (February 1998—July 2006)

$25,000 20,000 15,000 10,000 5,000 0

Legg Mason Partners Total Return Bond Fund - Class A Shares

Legg Mason Partners Total Return Bond Fund - Class B Shares

Legg Mason partners Total Return Bond Fund - Class C Shares

Merrill Lynch U.S. Corporate & Government 10= Years Index

Lehman Brotherse Long Government/ Credit Index(1)

	$ $ $ $ $	17,260 17,164 15,285 15,219 15,191

2/98	7/98	7/99	7/00	7/01	7/02	7/03	7/04	7/05	7/06

†	Hypothetical illustration of $10,000 invested in Class A, B and C shares on February 27, 1998 (inception date), assuming deduction of the maximum sales charge of 4.50% at the time of investment for Class A shares. It also assumes reinvestment of distributions, including returns of capital, if any, at the net asset value through July 31, 2006. The Merrill Lynch U.S. Corporate & Government 10+ Years Index is a total return index consisting of U.S. government agencies, Treasury securities and all investment-grade corporate-debt securities with maturities of ten years or more. The Lehman Brothers Long Government/Credit Index is a broad measure of bonds with maturities of more than ten years. The Indexes are unmanaged and are not subject to the same management and trading expenses as a mutual fund. Please note that an investor cannot invest directly in an index.
(1)	Effective June 12, 2006, the Fund’s benchmark changed from the Merrill Lynch U.S. Corporate & Government 10+ Years Index to the Lehman Brothers Long Government/Credit Index.

All figures represent past performance and are not a guarantee of future results. Investment return and principal value of an investment will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. The returns shown do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares. Performance figures may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower.

Legg Mason Partners Total Return Bond Fund 2006 Annual Report	9

Schedule of Investments (July 31, 2006)

LEGG MASON PARTNERS TOTAL RETURN BOND FUND

Face Amount	Rating‡	Security	Value
CORPORATE BONDS & NOTES — 43.7%

Aerospace & Defense — 0.2%
$ 430,000	A	Boeing Co., Notes, 6.125% due 2/15/33	$443,761

Automobiles — 0.6%
930,000	BBB	DaimlerChrysler NA Holding Corp., Notes, 8.500% due 1/18/31	1,077,036

Capital Markets — 1.6%
1,880,000	A	Goldman Sachs Group Inc., Subordinated Notes, 6.450% due 5/1/36	1,852,174
450,000	BBB+	Jefferies Group Inc., Senior Notes, 6.250% due 1/15/36	418,392
660,000	A+	Morgan Stanley Group Inc., 7.250% due 4/1/32	737,819

		Total Capital Markets	3,008,385

Commercial Banks — 5.7%
850,000	A	Abbey National Capital Trust I, Trust Preferred Securities, Perpetual Bonds, 8.963% due 6/30/30 (a)	1,069,793
1,290,000	A	BAC Capital Trust XI, Notes, 6.625% due 5/23/36	1,318,699
1,790,000	A	Bank One Corp., Subordinated Debentures, 8.000% due 4/29/27	2,131,119
1,150,000	A+	Barclays Bank PLC, Bonds, 6.278% due 12/15/34	1,043,510
520,000	A-	BB&T Capital Trust II, 6.750% due 6/7/36	535,928
1,170,000	AA-	HSBC Bank USA, Subordinated Notes, 5.625% due 8/15/35	1,067,481
520,000	AAA	International Bank for Reconstruction & Development, Notes, 4.750% due 2/15/35	463,127
1,710,000	A	Wachovia Corp., Subordinated Debentures, 5.500% due 8/1/35	1,540,294
1,640,000	AA	Wells Fargo & Co., Notes, 5.375% due 2/7/35	1,489,335

		Total Commercial Banks	10,659,286

Commercial Services & Supplies — 0.2%
320,000	BBB	Waste Management Inc., 7.375% due 5/15/29	351,986

Consumer Finance — 3.5%
2,060,000	B+	Ford Motor Credit Co., Notes, 7.375% due 10/28/09	1,944,504
4,460,000	BB	General Motors Acceptance Corp., Notes, 7.750% due 1/19/10	4,459,193

		Total Consumer Finance	6,403,697

Diversified Financial Services — 2.3%
3,660,000	AAA	General Electric Capital Corp., Medium-Term Notes, Series A, 5.450% due 1/15/13	3,636,726
630,000	A	Verizon Global Funding Corp., Notes, 7.750% due 12/1/30	689,846

		Total Diversified Financial Services	4,326,572

Diversified Telecommunication Services — 4.0%
940,000	A	AT&T Corp., Senior Notes, 8.000% due 11/15/31	1,099,985
770,000	A	BellSouth Corp., Notes, 6.875% due 10/15/31	773,571
580,000	BBB+	British Telecommunications PLC, Notes, 8.875% due 12/15/30	733,200
1,290,000	A-	Deutsche Telekom International Finance BV, Bonds, 8.250% due 6/15/30	1,513,414
480,000	BBB-	Embarq Corp., Notes, 7.995% due 6/1/36	493,805

See Notes to Financial Statements.

10	Legg Mason Partners Total Return Bond Fund 2006 Annual Report

Schedule of Investments (July 31, 2006) (continued)

Face Amount	Rating‡	Security	Value
Diversified Telecommunication Services — 4.0% (continued)
$ 480,000	A-	France Telecom SA, Notes, 8.500% due 3/1/31	$593,885
1,000,000	BBB+	Koninklijke KPN NV, Senior Notes, 8.375% due 10/1/30	1,090,278
1,320,000	BBB+	Telecom Italia Capital SA, Senior Notes, 6.000% due 9/30/34	1,172,429

		Total Diversified Telecommunication Services	7,470,567

Electric Utilities — 3.2%
1,140,000	BBB+	Detroit Edison Co., Bonds, 5.700% due 10/1/37	1,032,002
1,440,000	BBB	Exelon Corp., Bonds, 5.625% due 6/15/35	1,296,403
1,630,000	BBB-	FirstEnergy Corp., Notes, Series C, 7.375% due 11/15/31	1,789,448
1,790,000	BBB	Pacific Gas & Electric Co., First Mortgage Bonds, 6.050% due 3/1/34	1,732,833

		Total Electric Utilities	5,850,686

Food & Staples Retailing — 2.0%
3,870,000	AA	Wal-Mart Stores Inc., Notes, 4.125% due 2/15/11	3,675,118

Independent Power Producers & Energy Traders — 1.1%
2,270,000	BB+	TXU Corp., Senior Notes, Series R, 6.550% due 11/15/34	2,031,729

Industrial Conglomerates — 0.6%
980,000	BBB+	Tyco International Group SA, Notes, 6.875% due 1/15/29	1,038,029
Insurance — 0.9%
700,000	AA	American International Group Inc., Notes, 6.250% due 5/1/36 (b)	698,720
1,190,000	BBB	Liberty Mutual Group., 6.500% due 3/15/35 (b)	1,066,459

		Total Insurance	1,765,179

Media — 4.0%
410,000	BBB	BSKYB Finance UK PLC, 6.500% due 10/15/35 (b)	383,385
710,000	BBB-	Clear Channel Communications Inc., Debentures, 7.250% due 10/15/27	671,455
2,340,000	BBB+	Comcast Corp., Notes, 6.450% due 3/15/37	2,227,675
1,680,000	BBB	News America Inc., 6.200% due 12/15/34	1,543,028
2,330,000	BBB+	Time Warner Inc., Debentures, 7.700% due 5/1/32	2,539,232

		Total Media	7,364,775

Metals & Mining — 0.4%
650,000	BBB+	Vale Overseas Ltd., 8.250% due 1/17/34	737,750

Multi-Utilities — 1.2%
870,000	BBB	Dominion Resources Inc., Senior Notes, Series E, 6.750% due 12/15/32	885,563
1,300,000	BBB+	MidAmerican Energy Holdings Co., Senior Bonds, 6.125% due 4/1/36 (b)	1,255,132

		Total Multi-Utilities	2,140,695

Oil, Gas & Consumable Fuels — 8.1%
1,220,000	BBB-	Amerada Hess Corp., Notes, 7.300% due 8/15/31	1,323,091
2,480,000	A-	Conoco Funding Co., 6.350% due 10/15/11	2,575,899
1,000,000	A-	ConocoPhillips, 4.750% due 10/15/12	963,043
640,000	A-	ConocoPhillips Holding Co., Senior Notes, 6.950% due 4/15/29	711,791

See Notes to Financial Statements.

Legg Mason Partners Total Return Bond Fund 2006 Annual Report	11

Schedule of Investments (July 31, 2006) (continued)

Face Amount	Rating‡	Security	Value
Oil, Gas & Consumable Fuels — 8.1% (continued)
$ 910,000	BBB	Devon Energy Corp., Debentures, 7.950% due 4/15/32	$1,075,566
1,880,000	B	El Paso Corp., Medium-Term Notes, 7.800% due 8/1/31	1,870,600
1,910,000	BB+	Kerr-McGee Corp., Notes, 7.875% due 9/15/31	2,216,081
350,000	BBB+	Kinder Morgan Energy Partners LP, Senior Notes, 5.800% due 3/15/35	307,085
190,000	BBB	Pemex Project Funding Master Trust, Notes, 6.625% due 6/15/35 (b)	182,568
690,000	BBB	Texas Eastern Transmission, LP, Senior Notes, 7.000% due 7/15/32	743,418
1,630,000	BB-	Williams Cos. Inc., Notes, 8.750% due 3/15/32	1,768,550
1,270,000	BBB	XTO Energy Inc., Senior Notes, 6.100% due 4/1/36	1,202,633

		Total Oil, Gas & Consumable Fuels	14,940,325

Paper & Forest Products — 1.1%
2,040,000	BBB	Weyerhaeuser Co., Debentures, 7.375% due 3/15/32	2,118,144

Road & Rail — 0.2%
460,000	BBB+	Norfolk Southern Corp., Senior Notes, 5.590% due 5/17/25	433,685

Tobacco — 0.6%
935,000	BBB	Altria Group Inc., Debentures, 7.750% due 1/15/27	1,089,121

Wireless Telecommunication Services — 2.2%
620,000	A	New Cingular Wireless Services Inc., Senior Notes, 8.750% due 3/1/31	769,896
2,380,000	BBB+	Sprint Capital Corp., Notes, 8.750% due 3/15/32	2,907,208
410,000	A-	Vodafone Group PLC, Notes, 7.875% due 2/15/30	459,539

		Total Wireless Telecommunication Services	4,136,643

		TOTAL CORPORATE BONDS & NOTES (Cost — $ 80,381,349)	81,063,169
ASSET-BACKED SECURITIES(a) — 2.9%
Home Equity — 2.9%
1,300,000	AAA	GMAC Mortgage Corp. Loan Trust, Series 2006-HE1, Class A, 5.595% due 11/25/36
		Morgan Stanley ABS Capital I:	1,300,786
1,241,233	AAA	Series 2005-WMC2, Class A1MZ, 5.635% due 2/25/35	1,242,591
1,475,608	AAA	Series 2005-WMC3, Class A1MZ, 5.645% due 3/25/35	1,476,984
1,410,044	AAA	Series 2005-WMC4, Class A1MZ, 5.645% due 4/25/35	1,414,141

		TOTAL ASSET-BACKED SECURITIES (Cost — $5,432,494)	5,434,502
COLLATERALIZED MORTGAGE OBLIGATION — 0.8%
1,496,285	AAA	Countrywide Alternative Loan Trust, Series 2006-OA10, Class 4A1, 5.590% due 8/25/46 (a) (Cost — $ 1,495,877)	1,495,818
MUNICIPAL BOND — 2.3%
Illinois — 2.3%
4,620,000	AA	Illinois State GO, 5.100% due 6/1/33 (Cost — $4,148,481)	4,199,719

See Notes to Financial Statements.

12	Legg Mason Partners Total Return Bond Fund 2006 Annual Report

Schedule of Investments (July 31, 2006) (continued)

Face Amount	Security	Value
MORTGAGE-BACKED SECURITIES(c) — 4.5%
FNMA — 4.5%
	Federal National Mortgage Association (FNMA):
$7,700,000	5.000% due 8/14/06	$7,288,527
1,000,000	6.000% due 8/14/06	993,750

	TOTAL MORTGAGE-BACKED SECURITIES (Cost — $8,235,953)	8,282,277
U.S.GOVERNMENT & AGENCY OBLIGATIONS — 39.9%
U.S. Government Agencies — 3.6%
8,050,000	Federal National Mortgage Association (FNMA), Subordinated Debentures, zero coupon bond to yield 5.977% due 10/9/19	3,757,611
	Resolution Funding Corp. Strip Principal (STRIPS), Bonds:
1,730,000	zero coupon bond to yield 5.564% due 10/15/19	862,972
4,300,000	zero coupon bond to yield 5.529% due 10/15/20	2,028,349

	Total U.S. Government Agencies	6,648,932

U.S. Government Obligations — 36.3%
	U.S. Treasury Bonds:
3,610,000	8.750% due 5/15/17	4,710,487
4,380,000	8.125% due 8/15/19 (d)	5,614,613
16,640,000	6.250% due 8/15/23	18,638,115
4,620,000	6.875% due 8/15/25 (d)	5,563,852
11,110,000	6.125% due 11/15/27	12,477,930
2,670,000	6.250% due 5/15/30	3,073,629
1,473,000	5.375% due 2/15/31	1,523,519
170,000	4.500% due 2/15/36	155,218
1,190,000	U.S. Treasury Notes, 4.875% due 4/30/11	1,188,048
	U.S. Treasury Strip Principal (STRIPS):
7,270,000	zero coupon bond to yield 5.220% due 2/15/19	3,828,644
22,650,000	zero coupon bond to yield 5.470% due 11/15/21 (d)	10,286,452
746,000	zero coupon bond to yield 5.391% due 11/15/22	321,237

	Total U.S. Government Obligations	67,381,744

	TOTAL U.S. GOVERNMENT & AGENCY OBLIGATIONS (Cost — $72,730,752)	74,030,676

See Notes to Financial Statements.

Legg Mason Partners Total Return Bond Fund 2006 Annual Report	13

Schedule of Investments (July 31, 2006) (continued)

Face Amount	Rating‡	Security	Value
SOVEREIGN BONDS — 1.6%
Mexico — 1.5%
$ 2,600,000	BBB	United Mexican States, Medium-Term Notes, Series A, 7.500% due 4/8/33	$2,893,800

Russia — 0.1%
120,000	BBB	Russian Federation, 5.000% due 3/31/30 (a)	130,686

		TOTAL SOVEREIGN BONDS (Cost — $2,974,048)	3,024,486
		TOTAL INVESTMENTS BEFORE SHORT-TERM INVESTMENTS (Cost — $175, 398, 954)	177,530,647
SHORT-TERM INVESTMENTS — 7.5%
U.S. Government Agencies — 0.1%
5,000		Federal Home Loan Mortgage Corp. (FHLMC), 5.335% due 9/26/06, Discount Notes, Series RB (e)(f)	4,960
205,000		Federal National Mortgage Association (FNMA), 5.053% - 5.293% due 9/25/06, Discount Notes (e)(f)	203,370

		Total U.S. Government Agencies	208,330

Repurchase Agreement — 7.4%
13,669,000		Interest in $1, 401, 850, 000 joint tri-party repurchase agreement dated 7/31/06 with Merrill Lynch, Pierce, Fenner & Smith Inc., 5.250% due 8/1/06; Proceeds at maturity - $13,670,993; (Fully collateralized by a U.S. Treasury Note, 5.125% due 6/30/11; Market value - $13,944,871)	13,669,000

		TOTAL SHORT-TERM INVESTMENTS (Cost — $13,877,381)	13,877,330
		TOTAL INVESTMENTS — 103.2% (Cost — $189,276,335#)	191,407,977
		Liabilities in Excess of Other Assets — (3.2)%	(5,903,450)

		TOTAL NET ASSETS — 100.0%	$185,504,527

‡	All ratings are by Standard & Poor’s Ratings Service, unless otherwise noted. All ratings are unaudited.
(a)	Variable rate security. Interest rate disclosed is that which is in effect at July 31, 2006.
(b)

Security is exempt from registration under Rule 144A of the Securities Act of 1933. This security may be resold in transactions that are exempt from registration, normally to qualified institutional buyers. This security has been deemed liquid pursuant to guidelines approved by the Board of Trustees, unless otherwise noted.

(c)	This security is traded on a to-be-announced (“TBA”) basis (See Note 1).
(d)	All or a portion of this security is segregated for open futures contracts and mortgage dollar rolls.
(e)	All or a portion of this security is held at the broker as collateral for open futures contracts.
(f)	Rate shown represents yield-to-maturity.
#	Aggregate cost for federal income tax purposes is $189,313,740.

See page 15 for definitions of ratings.

Abbreviations used in this schedule:

GO—General Obligation

STRIPS—Separate Trading of Registered Interest and Principal Securities

See Notes to Financial Statements.

14	Legg Mason Partners Total Return Bond Fund 2006 Annual Report

Bond Ratings (unaudited)

The definitions of the applicable rating symbols are set forth below:

Standard & Poor’s Ratings Service (“Standard & Poor’s”) — Ratings from “AA” to “CCC” may be modified by the addition of a plus (+) or minus (-) sign to show relative standings within the major rating categories.

AAA	—	Bonds rated “AAA” have the highest rating assigned by Standard & Poor’s. Capacity to pay interest and repay principal is extremely strong.

AA	—	Bonds rated “AA” have a very strong capacity to pay interest and repay principal and differ from the highest rated issue only in a small degree.

A	—	Bonds rated “A” have a strong capacity to pay interest and repay principal although they are somewhat more susceptible to the adverse effects of changes in circumstances and economic conditions than debt in higher rated categories.

BBB	—	Bonds rated “BBB” are regarded as having an adequate capacity to pay interest and repay principal. Whereas they normally exhibit adequate protection parameters, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity to pay interest and repay principal for bonds in this category than in higher rated categories.

BB, B, CCC, CC and C	—	Bonds rated “BB”, “B”, “CCC”, “CC” and “C” are regarded, on balance, as predominantly speculative with respect to capacity to pay interest and repay principal in accordance with the terms of the obligation. “BB” represents the lowest degree of speculation and “C” the highest degree of speculation. While such bonds will likely have some quality and protective characteristics, these are outweighed by large uncertainties or major risk exposures to adverse conditions.

D	—	Bonds rated “D” are in default and payment of interest and/or repayment of principal is in arrears.

Short-Term Security Ratings (unaudited)

SP-1	—	Standard & Poor’s highest rating indicating very strong or strong capacity to pay principal and interest; those issues determined to possess overwhelming safety characteristics are denoted with a plus (+) sign.

A-1	—	Standard & Poor’s highest commercial paper and variable-rate demand obligation (VRDO) rating indicating that the degree of safety regarding timely payment is either overwhelming or very strong; those issues determined to possess overwhelming safety characteristics are denoted with a plus (+) sign.

VMIG 1	—	Moody’s Investor Service (“Moody’s”) highest rating for issues having a demand feature — VRDO.

MIG1	—	Moody’s highest rating for short-term municipal obligations.

P-1	—	Moody’s highest rating for commercial paper and for VRDO prior to the advent of the VMIG 1 rating.

NR	—	Indicates that the bond is not rated by Standard & Poor’s, Moody’s or Fitch Ratings Service.

Legg Mason Partners Total Return Bond Fund 2006 Annual Report	15

Statement of Assets and Liabilities (July 31, 2006)

ASSETS:
Investments, at value (Cost — $189,276,335)	$191,407,977
Cash	494
Interest receivable	2,650,823
Receivable for securities sold	1,350,228
Receivable for Fund shares sold	90,381
Prepaid expenses	16,978

Total Assets	195,516,881

LIABILITIES:
Payable for securities purchased	9,410,920
Distributions payable	232,569
Payable for Fund shares repurchased	151,806
Investment management fee payable	101,634
Distribution fees payable	27,982
Deferred compensation payable	17,892
Deferred dollar roll income	1,079
Payable to broker - variation margin on open futures contracts	516
Trustees’ fees payable	384
Accrued expenses	67,572

Total Liabilities	10,012,354

Total Net Assets	$185,504,527

NET ASSETS:
Par value (Note 6)	$16,545
Paid-in capital in excess of par value	193,411,879
Overdistributed net investment income	(41,832)
Accumulated net realized loss on investments and futures contracts	(10,214,684)
Net unrealized appreciation on investments and futures contracts	2,332,619

Total Net Assets	$185,504,527

Shares Outstanding:
Class A	7,736,681

Class B	4,454,667

Class C	4,353,481

Net Asset Value:
Class A (and redemption price)	$11.22

Class B *	$11.20

Class C *	$11.21

Maximum Public Offering Price Per Share:
Class A (based on maximum sales charge of 4.50%)	$11.75

*	Redemption price is NAV of Class B and C shares reduced by a 4.50% and 1.00% CDSC, respectively, if shares are redeemed within one year from purchase payment (See Note 2).

See Notes to Financial Statements

16	Legg Mason Partners Total Return Bond Fund 2006 Annual Report

Statement of Operations (For the year ended July 31, 2006)

INVESTMENT INCOME:
Interest	$12,349,378

EXPENSES:
Investment management fee (Note 2)	1,301,547
Distribution fees (Notes 2 and 4)	1,065,884
Transfer agent fees (Notes 2 and 4)	105,696
Shareholder reports (Note 4)	49,098
Registration fees	43,105
Legal fees	32,739
Audit and tax	31,568
Trustees’ fees (Note 2)	18,609
Custody fees	16,193
Insurance	6,698
Miscellaneous expenses	4,994

Total Expenses	2,676,131
Less: Fee waivers and/or expense reimbursements (Notes 2 and 8)	(32,021)

Net Expenses	2,644,110

Net Investment Income	9,705,268

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS AND FUTURES CONTRACTS (NOTES 1 AND 3):
Net Realized Gain From:
Investment transactions	3,888,119
Futures contracts	5,430,506

Net Realized Gain	9,318,625

Change in Net Unrealized Appreciation/Depreciation From:
Investments	(14,794,537)
Futures contracts	(419,023)

Change in Net Unrealized Appreciation/Depreciation	(15,213,560)

Net Loss on Investments and Futures Contracts	(5,894,935)

Increase in Net Assets From Operations	$3,810,333

See Notes to Financial Statements.

Legg Mason Partners Total Return Bond Fund 2006 Annual Report	17

Statements of Changes in Net Assets (For the years ended July 31,)

	2006	2005
OPERATIONS:
Net investment income	$9,705,268	$9,830,107
Net realized loss	9,318,625	(9,147,051)
Change in net unrealized appreciation/depreciation	(15,213,560)	9,701,332

Increase in Net Assets From Operations	3,810,333	10,384,388

DISTRIBUTIONS TO SHAREHOLDERS FROM (NOTES 1 AND 5):
Net investment income	(9,549,261)	(10,517,900)

Decrease in Net Assets From Distributions to Shareholders	(9,549,261)	(10,517,900)

FUND SHARE TRANSACTIONS (NOTE 6):
Net proceeds from sale of shares	44,651,396	64,025,022
Reinvestment of distributions	6,750,296	6,249,445
Cost of shares repurchased	(78,401,418)	(46,931,433)

Increase (Decrease) in Net Assets From Fund Share Transactions	(26,999,726)	23,343,034

Increase (Decrease) in Net Assets	(32,738,654)	23,209,522
NET ASSETS:
Beginning of year	218,243,181	195,033,659

End of year*	$185,504,527	$218,243,181
* Includes undistributed net investment income of:	$(41,832)	$(318,948)

See Notes to Financial Statements.

18	Legg Mason Partners Total Return Bond Fund 2006 Annual Report

Financial Highlights

For a share of each class of beneficial interest outstanding throughout each year ended July 31:

Class A Shares(1)	2006		2005	2004		2003	2002
Net Asset Value, Beginning of Year	$11.52		$11.52	$11.33		$11.16	$11.08

Income (Loss) From Operations:
Net investment income	0.58		0.58	0.62		0.61	0.66
Net realized and unrealized gain (loss)	(0.31)		0.04	0.18		0.19	0.09

Total Income From Operations	0.27		0.62	0.80		0.80	0.75

Less Distributions From:
Net investment income	(0.57)		(0.62)	(0.61)		(0.61)	(0.67)
Return of capital	—		—	—		(0.02)	—

Total Distributions	(0.57)		(0.62)	(0.61)		(0.63)	(0.67)

Net Asset Value, End of Year	$11.22		$11.52	$11.52		$11.33	$11.16

Total Return(2)	2.45%		5.45%	7.20%		7.26%	6.98%

Net Assets, End of Year (000s)	$86,798		$78,455	$55,985		$52,641	$48,276

Ratios to Average Net Assets:
Gross expenses	1.03%		1.07%	1.04%		1.04%	1.05%
Net expenses	1.02	(3)	1.06 (3)	1.04		1.04	1.05
Net investment income	5.16		4.99	5.38		5.32	5.95

Portfolio Turnover Rate	249	%(4)	2%	0	%(5)	2%	4%

(1)	Per share amounts have been calculated using the average shares method.
(2)

Performance figures may reflect fee waivers and/or expense reimbursements. Past performance is no guarantee of future results. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower.

(3)	Reflects fee waivers and/or expense reimbursements.
(4)	Excluding mortgage dollar roll transactions. If mortgage dollar roll transactions had been included the portfolio turnover rate would have been 258% for the year ended July 31, 2006.
(5)	Amount represents less than 1%.

See Notes to Financial Statements.

Legg Mason Partners Total Return Bond Fund 2006 Annual Report	19

Financial Highlights (continued)

For a share of each class of beneficial interest outstanding throughout each year ended July 31:

Class B Shares(1)	2006		2005	2004		2003	2002
Net Asset Value, Beginning of Year	$11.51		$11.51	$11.33		$11.16	$11.08

Income (Loss) From Operations:
Net investment income	0.52		0.52	0.56		0.55	0.60
Net realized and unrealized gain (loss)	(0.31)		0.04	0.18		0.19	0.09

Total Income From Operations	0.21		0.56	0.74		0.74	0.69

Less Distributions From:
Net investment income	(0.52)		(0.56)	(0.56)		(0.55)	(0.61)
Return of capital	—		—	—		(0.02)	—

Total Distributions	(0.52)		(0.56)	(0.56)		(0.57)	(0.61)

Net Asset Value, End of Year	$11.20		$11.51	$11.51		$11.33	$11.16

Total Return(2)	1.88%		4.90%	6.57%		6.72%	6.42%

Net Assets, End of Year (000s)	$49,898		$83,070	$87,037		$101,173	$92,553

Ratios to Average Net Assets:
Gross expenses	1.58%		1.59%	1.57%		1.56%	1.57%
Net expenses	1.56	(3)	1.57 (3)	1.57		1.56	1.57
Net investment income	4.59		4.48	4.85		4.80	5.43

Portfolio Turnover Rate	249	%(4)	2%	0	%(5)	2%	4%

(1)	Per share amounts have been calculated using the average shares method.
(2)

Performance figures may reflect fee waivers and/or expense reimbursements. Past performance is no guarantee of future results. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower.

(3)	Reflects fee waivers and/or expense reimbursements.
(4)	Excluding mortgage dollar roll transactions. If mortgage dollar roll transactions had been included the portfolio turnover rate would have been 258% for the year ended July 31, 2006.
(5)	Amount represents less than 1%.

See Notes to Financial Statements.

20	Legg Mason Partners Total Return Bond Fund 2006 Annual Report

Financial Highlights (continued)

For a share of each class of beneficial interest outstanding throughout each year ended July 31:

Class C Shares(1)	2006		2005	2004		2003	2002
Net Asset Value, Beginning of Year	$11.52		$11.51	$11.33		$11.16	$11.08

Income (Loss) From Operations:
Net investment income	0.53		0.52	0.57		0.55	0.61
Net realized and unrealized gain (loss)	(0.32)		0.05	0.17		0.20	0.08

Total Income From Operations	0.21		0.57	0.74		0.75	0.69

Less Distributions From:
Net investment income	(0.52)		(0.56)	(0.56)		(0.56)	(0.61)
Return of capital	—		—	—		(0.02)	—

Total Distributions	(0.52)		(0.56)	(0.56)		(0.58)	(0.61)

Net Asset Value, End of Year	$11.21		$11.52	$11.51		$11.33	$11.16

Total Return(2)	1.88%		5.04%	6.61%		6.77%	6.49%

Net Assets, End of Year (000s)	$48,809		$56,718	$52,012		$54,316	$49,976

Ratios to Average Net Assets:
Gross expenses	1.50%		1.56%	1.52%		1.53%	1.50%
Net expenses	1.48	(3)	1.54 (3)	1.52		1.53	1.50
Net investment income	4.68		4.51	4.90		4.83	5.50

Portfolio Turnover Rate	249	%(4)	2%	0	%(5)	2%	4%

(1)	Per share amounts have been calculated using the average shares method.
(2)

Performance figures may reflect fee waivers and/or expense reimbursements. Past performance is no guarantee of future results. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower.

(3)	Reflects fee waivers and/or expense reimbursements.
(4)	Excluding mortgage dollar roll transactions. If mortgage dollar roll transactions had been included the portfolio turnover rate would have been 258% for the year ended July 31, 2006.
(5)	Amount represents less than 1%.

See Notes to Financial Statements.

Legg Mason Partners Total Return Bond Fund 2006 Annual Report	21

Notes to Financial Statements

1. Organization and Significant Accounting Policies

Legg Mason Partners Total Return Bond Fund (formerly known as Smith Barney Total Return Bond Fund) (the “Fund”) is a separate diversified investment fund of Legg Mason Partners Income Funds (formerly known as Smith Barney Income Funds) (the “Trust”). The Trust, a Massachusetts business trust, is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company.

The following are significant accounting policies consistently followed by the Fund and are in conformity with U.S. generally accepted accounting principles (“GAAP”). Estimates and assumptions are required to be made regarding assets, liabilities and changes in net assets resulting from operations when financial statements are prepared. Changes in the economic environment, financial markets and any other parameters used in determining these estimates could cause actual results to differ.

(a) Investment Valuation. Debt securities are valued at the mean between the bid and asked prices provided by an independent pricing service that are based on transactions in debt obligations, quotations from bond dealers, market transactions in comparable securities and various other relationships between securities. Equity securities for which market quotations are available are valued at the last sale price or official closing price on the primary market or exchange on which they trade. When prices are not readily available, or are determined not to reflect fair value, such as when the value of a security has been significantly affected by events after the close of the exchange or market on which the security is principally traded, but before the Fund calculates its net asset value, the Fund may value these investments at fair value as determined in accordance with the procedures approved by the Fund’s Board of Trustees. Short-term obligations with maturities of 60 days or less are valued at amortized cost, which approximates market value.

(b) Repurchase Agreements. When entering into repurchase agreements, it is the Fund’s policy that its custodian or a third party custodian take possession of the underlying collateral securities, the market value of which at least equals the principal amount of the repurchase transaction, including accrued interest. To the extent that any repurchase transaction exceeds one business day, the value of the collateral is marked-to-market to ensure the adequacy of the collateral. If the seller defaults, and the market value of the collateral declines or if bankruptcy proceedings are commenced with respect to the seller of the security, realization of the collateral by the Fund may be delayed or limited.

(c) Financial Futures Contracts. The Fund may enter into financial futures contracts to hedge against the economic impact of adverse changes in the market value of portfolio securities due to changes in interest rates, exchange rates or securities markets, also, as a substitute for buying or selling securities or as a cash flow management technique. Upon entering into a financial futures contract, the Fund is required to deposit cash or securities as initial margin. Additional securities are also segregated up to the current market value of the financial futures contracts. Subsequent payments, known as variation margin, are made or received by the Fund each day, depending on the daily fluctuation in the value of the underlying financial instruments. The Fund recognizes an unrealized gain or loss equal to the daily variation margin. When the financial futures contracts are closed, a realized gain or loss is recognized equal to the difference between the proceeds from (or cost of) the closing transactions and the Fund’s basis in the contracts.

22	Legg Mason Partners Total Return Bond Fund 2006 Annual Report

Notes to Financial Statements (continued)

The risks associated with entering into financial futures contracts include the possibility that a change in the value of the contract may not correlate with the changes in the value of the underlying instruments. In addition, investing in financial futures contracts involves the risk that the Fund could lose more than the original margin deposit and subsequent payments required for a futures transaction. Risks may also arise upon entering into these contracts from the potential inability of the counterparties to meet the terms of their contracts.

(d) Securities Traded on a To-Be-Announced Basis. The Fund may trade securities on a to-be-announced (“TBA”) basis. In a TBA transaction, the Fund commits to purchasing or selling securities which have not yet been issued by the issuer and for which specific information is not known, such as the face amount and maturity date and the underlying pool of investments in U.S. government agency mortgage pass-through transactions. Securities purchased on a TBA basis are not settled until they are delivered to the Fund, normally 15 to 45 days later. Beginning on the date the Fund enters into a TBA transaction, cash, U.S. government securities or other liquid high-grade debt obligations are segregated in an amount equal in value to the purchase price of the TBA security. These transactions are subject to market fluctuations and their current value is determined in the same manner as for other securities.

(e) Mortgage Dollar Rolls. The Fund enters into dollar rolls in which the Fund sells mortgage-backed securities for delivery in the current month and simultaneously contracts to repurchase substantially similar (same type, coupon and maturity) securities to settle on a specified future date. During the roll period, the Fund forgoes principal and interest paid on the securities. The Fund is compensated by a fee paid by the counterparty, often in the form of a drop in the repurchase price of the securities. Dollar rolls are accounted for as financing arrangements; the fee is accrued into interest income ratably over the term of the dollar roll and any gain or loss on the roll is deferred and realized upon disposition of the rolled security.

The risk of entering into a mortgage dollar roll is that the market value of the securities the Fund is obligated to repurchase under the agreement may decline below the repurchase price. In the event the buyer of securities under a mortgage dollar roll files for bankruptcy or becomes insolvent, the Fund’s use of proceeds of the dollar roll may be restricted pending a determination by the other party, or its trustee or receiver, whether to enforce the Fund’s obligation to repurchase the securities.

(f) Stripped Securities. The Fund invests in “Stripped Securities,” a term used collectively for stripped fixed income securities. Stripped securities can be principal only securities (“PO”), which are debt obligations that have been stripped of unmatured interest coupons or, interest only securities (“IO”), which are unmatured interest coupons that have been stripped from debt obligations. As is the case with all securities, the market value of Stripped Securities will fluctuate in response to changes in economic conditions, interest rates and the market’s perception of the securities. However, fluctuations in response to interest rates may be greater in Stripped Securities than for debt obligations of comparable maturities that pay interest currently. The amount of fluctuation increases with a longer period of maturity.

Legg Mason Partners Total Return Bond Fund 2006 Annual Report	23

Notes to Financial Statements (continued)

The yield to maturity on IO’s is sensitive to the rate of principal repayments (including prepayments) on the related underlying debt obligation and principal payments may have a material effect on yield to maturity. If the underlying debt obligation experiences greater than anticipated prepayments of principal, the Fund may not fully recoup its initial investment in IO’s.

(g) Security Transactions and Investment Income. Security transactions are accounted for on a trade date basis. Interest income, adjusted for amortization of premium and accretion of discount, is recorded on the accrual basis. Dividend income is recorded on the ex-dividend date. The cost of investments sold is determined by use of the specific identification method. To the extent any issuer defaults on an expected interest payment, the Fund’s policy is to generally halt any additional interest income accruals and consider the realizability of interest accrued up to the date of default.

(h) Distributions to Shareholders. Distributions from net investment income on the shares of the Fund are declared each business day to shareholders of record, and are paid monthly. Distributions of net realized gains, if any, are declared at least annually. Distributions are recorded on the ex-dividend date and are determined in accordance with income tax regulations, which may differ from GAAP.

(i) Class Accounting. Investment income, common expenses and realized/unrealized gain (loss) on investments are allocated to the various classes of the Fund on the basis of daily net assets of each class. Fees relating to a specific class are charged directly to that class.

(j) Federal and Other Taxes. It is the Fund’s policy to comply with the federal income and excise tax requirements of the Internal Revenue Code of 1986, as amended, applicable to regulated investment companies. Accordingly, the Fund intends to distribute substantially all of its income and net realized gains on investments, if any, to shareholders each year. Therefore, no federal income tax provision is required in the Fund’s financial statements.

(k) Reclassification. GAAP requires that certain components of net assets be adjusted to reflect permanent differences between financial and tax reporting. These reclassifications have no effect on net assets or net asset values per share. During the current year, the following reclassifications have been made:

	Overdistributed Net Investment Income	Accumulated Net Realized Loss
(a)	$121,109	$(121,109)

(a)

Reclassifications are primarily due to differences between book and tax amortization of premium on fixed income securities and income from mortgage backed securities treated as capital gains for tax purposes.

24	Legg Mason Partners Total Return Bond Fund 2006 Annual Report

Notes to Financial Statements (continued)

2. Investment Management Agreement and Other Transactions with Affiliates

On December 1, 2005, Citigroup Inc. (“Citigroup”) completed the sale of substantially all of its asset management business to Legg Mason, Inc. (“Legg Mason”). As a result, the Fund’s then investment manager, Smith Barney Fund Management LLC (“SBFM”), previously an indirect wholly-owned subsidiary of Citigroup, became a wholly-owned subsidiary of Legg Mason. Completion of the sale caused the Fund’s then existing investment management contract to terminate. The Fund’s shareholders approved a new investment management contract between the Fund and SBFM, which became effective on December 1, 2005.

Prior to October 1, 2005, the Fund paid SBFM an investment management fee calculated at an annual rate of 0.65% of the Fund’s average daily net assets.

Effective October 1, 2005, the Fund paid SBFM an investment management fee which was calculated daily and paid monthly at an annual rate of the Fund’s average daily net assets as follows:

Average Daily Net Assets	Annual Rate
First $1 billion	0.650%
Next $1 billion	0.625
Next $3 billion	0.600
Next $5 billion	0.575
Over $10 billion	0.550

Under the new investment management agreement, which became effective December 1, 2005, the Fund paid SBFM an investment management fee at an annual rate of the Fund’s average daily net assets as shown in the table above.

During the year ended July 31, 2006, SBFM waived a portion of its investment management fee in the amount of $4,550. In addition, during the year ended July 31, 2006, the Fund was reimbursed for expenses in the amount of $24,471.

The Fund’s Board has approved PFPC Inc. (“PFPC”) to serve as transfer agent for the Fund, effective January 1, 2006. The principal business office of PFPC is located at 4400 Computer Drive Westborough, MA 01581. Prior to January 1, 2006, Citicorp Trust Bank, fsb. (“CTB”), a subsidiary of Citigroup, acted as the Fund’s transfer agent. Also, prior to January 1, 2006, PFPC acted as the Fund’s sub-transfer agent. CTB received account fees and asset-based fees that varied according to the size and type of account. PFPC was responsible for shareholder recordkeeping and financial processing for all shareholder accounts and was paid by CTB. For the period ended July 31, 2006, the Fund paid transfer agent fees of $85,488 to CTB. In addition, for the period ended July 31, 2006, the Fund also paid $789 to other Citigroup affiliates for shareholder record-keeping services.

The Fund’s Board has appointed the Fund’s current distributor, Citigroup Global Markets Inc. (“CGM”), a subsidiary of Citigroup, and Legg Mason Investor Services, LLC (“LMIS”), a wholly-owned broker-dealer subsidiary of Legg Mason, as co-distributors of

Legg Mason Partners Total Return Bond Fund 2006 Annual Report	25

Notes to Financial Statements (continued)

the Fund. The Fund’s Board has also approved an amended and restated Rule 12b-1 Plan. CGM and other broker-dealers, financial intermediaries and financial institutions (each called a “Service Agent”) that currently offer Fund shares will continue to make the Fund’s shares available to their clients. Additional Service Agents may offer Fund shares in the future.

There is a maximum initial sales charge of 4.50% for Class A shares. There is a contingent deferred sales charge (“CDSC”) of 4.50% on Class B shares, which applies if redemption occurs within one year from purchase payment. This CDSC declines thereafter by 0.50% the first year after purchase payment and thereafter 1.00% per year until no CDSC is incurred. Class C shares have a 1.00% CDSC, which applies if redemption occurs within one year from purchase payment. In certain cases, Class A shares have a 1.00% CDSC, which applies if redemption occurs within one year from purchase payment. This CDSC only applies to those purchases of Class A shares, which, when combined with current holdings of Class A shares, equal or exceed $500,000 in the aggregate. These purchases do not incur an initial sales charge.

For the period ended July 31, 2006, LMIS, and CGM and its affiliates received sales charges of approximately $29,000 on sales of the Fund’s Class A shares. In addition, for the period ended July 31, 2006, CDSCs paid to LMIS, and CGM and its affiliates were approximately:

	Class A		Class B	Class C
CDSCs	$0	*	$33,000	$2,000

*	Amount represents less than $1,000.

The Fund has adopted an unfunded, non-qualified deferred compensation plan (the “Plan”) which allows non-interested trustees (“Trustees”) to defer the receipt of all or a portion of the Trustees’ fees earned until a later date specified by the Trustees. The deferred fees earn a return based on notional investments selected by the Trustees. The balance of the deferred fees payable may change depending upon the investment performance. Any gains or losses incurred in the deferred balances are reported in the Statement of Operations under Trustees’ fees. Under the Plan, deferred fees are considered a general obligation of the Fund and any payments made pursuant to the Plan will be made from the Fund’s general assets. The Board of Trustees voted to discontinue offering the Plan to its members, effective January 1, 2006. This change will have no effect on fees previously deferred. As of July 31, 2006, the Fund had accrued $17,892 as deferred compensation payable under the Plan.

Certain officers and one Trustee of the Trust are employees of Legg Mason or its affiliates and do not receive compensation from the Trust.

3. Investments

During the year ended July 31, 2006, the aggregate cost of purchases and proceeds from sales of investments (excluding short-term investments and mortgage dollar rolls) and U.S. government and agency obligations were as follows:

	U.S. Government & Agency Obligations	Other Investments
Purchases	$346,613,087	$133,358,882
Sales	269,218,953	216,950,628

26	Legg Mason Partners Total Return Bond Fund 2006 Annual Report

Notes to Financial Statements (continued)

At July 31, 2006, the aggregate gross unrealized appreciation and depreciation of investments for federal income tax purposes were as follows:

Gross unrealized appreciation	$2,291,433
Gross unrealized depreciation	(197,196)

Net unrealized appreciation	$2,094,237

At July 31, 2006, the Fund had the following open futures contracts:

	Number of Contracts	Expiration Date	Basis Value	Market Value	Unrealized Gain (Loss)
Contracts to Buy:
U.S. Treasury Bonds	89	9/06	$9,430,177	$9,637,031	$206,854
Contracts to Sell:
U.S. Treasury 5 Year Notes	11	9/06	$1,140,529	$1,146,406	(5,877)

Net Unrealized Gain on Open Futures Contracts					$200,977

During the year ended July 31, 2006, the Fund entered into mortgage dollar roll transactions in the aggregate amount of $15,973,359. At July 31, 2006, the Fund had outstanding mortgage dollar rolls with a total cost of $7,999,297. For the year ended July 31, 2006, the Fund recorded interest income of $6,890 related to such mortgage dollar rolls.

4. Class Specific Expenses

The Fund has adopted a Rule 12b-1distribution plan and under that plan the Fund pays a service fee with respect to its Class A, Class B and Class C shares calculated at the annual rate of 0.25% of the average daily net assets of each respective class. The Fund also pays a distribution fee with respect to its Class B and Class C shares calculated at the annual rate of 0.50% and 0.45% of the average daily net assets of each class, respectively. Distribution fees are accrued daily and paid monthly.

For the year ended July 31, 2006, class specific expenses were as follows:

	Distribution Fees	Transfer Agent Fees	Shareholder Reports Expenses
Class A	$204,812	$34,008	$10,861
Class B	493,189	44,936	24,943
Class C	367,883	26,752	13,294

Total	$1,065,884	$105,696	$49,098

Legg Mason Partners Total Return Bond Fund 2006 Annual Report	27

Notes to Financial Statements (continued)

5. Distributions to Shareholders by Class

	Year Ended July 31, 2006	Year Ended July 31, 2005
Net Investment Income
Class A	$4,161,873	$3,684,223
Class B	2,986,511	4,141,331
Class C	2,400,877	2,692,346

Total	$9,549,261	$10,517,900

6. Shares of Beneficial Interest

At July 31, 2006, the Trust had an unlimited number of shares of beneficial interest authorized with a par value of $0.001 per share. The Fund has the ability to issue multiple classes of shares. Each share of a class represents an identical interest and has the same rights, except that each class bears certain direct expenses specifically related to the distribution of its shares.

Transactions in shares of each class were as follows:

	Year Ended July 31, 2006		Year Ended July 31, 2005
	Shares	Amount	Shares	Amount
Class A
Shares sold	3,021,513	$34,114,362	3,163,680	$36,857,870
Shares issued on reinvestment	262,984	2,958,716	180,895	2,105,775
Shares repurchased	(2,355,376)	(26,548,403)	(1,397,640)	(16,294,472)

Net Increase	929,121	$10,524,675	1,946,935	$22,669,173

Class B
Shares sold	337,413	$3,801,056	1,147,917	$13,349,307
Shares issued on reinvestment	180,917	2,040,445	207,745	2,415,848
Shares repurchased	(3,278,593)	(36,944,722)	(1,703,960)	(19,819,322)

Net Decrease	(2,760,263)	$(31,103,221)	(348,298)	$(4,054,167)

Class C
Shares sold	596,561	$6,735,978	1,187,807	$13,817,845
Shares issued on reinvestment	155,510	1,751,135	148,499	1,727,822
Shares repurchased	(1,323,726)	(14,908,293)	(929,630)	(10,817,639)

Net Increase (Decrease)	(571,655)	$(6,421,180)	406,676	$4,728,028

28	Legg Mason Partners Total Return Bond Fund 2006 Annual Report

Notes to Financial Statements (continued)

7. Income Tax Information and Distributions to Shareholders

Subsequent to the fiscal year end, the Fund made the following distributions:

Record Date Payable Date	Class A	Class B	Class C
Daily 8/31/06	$0.047803	$0.042311	$0.043267

The tax character of distributions paid during the fiscal years ended July 31 was as follows:

	2006	2005
Distributions paid from:
Ordinary Income	$9,549,261	$10,517,900

As of July 31, 2006, the components of accumulated earnings on a tax basis were as follows:

Capital loss carryforward*	$(9,970,425)
Other book/tax temporary differences (a)	(248,686)
Unrealized appreciation/(depreciation) (b)	2,295,214

Total accumulated earnings/(losses) — net	$(7,923,897)

*	During the taxable year ended July 31, 2006, the Fund utilized $6,438,688 of its capital loss carryforward available from prior years. As of July 31, 2006, the Fund had the following net capital loss carryforwards remaining:

Year of Expiration	Amount
7/31/2009	$(1,087,199)
7/31/2011	(56,080)
7/31/2012	(1,971,026)
7/31/2013	(6,856,120)

$(9,970,425)

These amounts will be available to offset any future taxable capital gains.

(a)

Other book/tax temporary differences are attributable primarily to the difference between cash and accrual basis distributions paid, the realization for tax purposes of unrealized gains on certain futures contracts, tax deferral of losses on straddles and differences in the book/tax treatment of various items.

(b)

The difference between book-basis and tax-basis unrealized appreciation/(depreciation) is attributable primarily to the tax deferral of losses on wash sales and the difference between book & tax amortization methods for premium on fixed income securities.

Legg Mason Partners Total Return Bond Fund 2006 Annual Report	29

Notes to Financial Statements (continued)

8. Regulatory Matters

On May 31, 2005, the U.S. Securities and Exchange Commission (“SEC”) issued an order in connection with the settlement of an administrative proceeding against SBFM and CGM relating to the appointment of an affiliated transfer agent for the Smith Barney family of mutual funds (the “Funds”).

The SEC order finds that SBFM and CGM willfully violated Section 206(1) of the Investment Advisers Act of 1940 (“Advisers Act”). Specifically, the order finds that SBFM and CGM knowingly or recklessly failed to disclose to the boards of the Funds in 1999 when proposing a new transfer agent arrangement with an affiliated transfer agent that: First Data Investors Services Group (“First Data”), the Funds’ then-existing transfer agent, had offered to continue as transfer agent and do the same work for substantially less money than before; and that Citigroup Asset Management (“CAM”), the Citigroup business unit that, at the time, included the Fund’s investment manager and other investment advisory companies, had entered into a side letter with First Data under which CAM agreed to recommend the appointment of First Data as sub-transfer agent to the affiliated transfer agent in exchange for, among other things, a guarantee by First Data of specified amounts of asset management and investment banking fees to CAM and CGM. The order also finds that SBFM and CGM willfully violated Section 206(2) of the Advisers Act by virtue of the omissions discussed above and other misrepresentations and omissions in the materials provided to the Funds’ boards, including the failure to make clear that the affiliated transfer agent would earn a high profit for performing limited functions while First Data continued to perform almost all of the transfer agent functions, and the suggestion that the proposed arrangement was in the Funds’ best interests and that no viable alternatives existed. SBFM and CGM do not admit or deny any wrongdoing or liability. The settlement does not establish wrongdoing or liability for purposes of any other proceeding.

The SEC censured SBFM and CGM and ordered them to cease and desist from violations of Sections 206(1) and 206(2) of the Advisers Act. The order requires Citigroup to pay $208.1 million, including $109 million in disgorgement of profits, $19.1 million in interest, and a civil money penalty of $80 million. Approximately $24.4 million has already been paid to the Funds, primarily through fee waivers. The remaining $183.7 million, including the penalty, has been paid to the U.S. Treasury and will be distributed pursuant to a plan submitted for the approval of the SEC. At this time, there is no certainty as to how the above-described proceeds of the settlement will be distributed, to whom such distributions will be made, the methodology by which such distributions will be allocated, and when such distributions will be made. The order also required that transfer agency fees received from the Funds since December 1, 2004, less certain expenses, be placed in escrow and provided that a portion of such fees might be subsequently distributed in accordance with the terms of the order. On April 3, 2006, an aggregate amount of approximately $9 million was distributed to the affected Funds.

The order required SBFM to recommend a new transfer agent contract to the Fund boards within 180 days of the entry of the order; if a Citigroup affiliate submitted a proposal to serve as transfer agent or sub-transfer agent, SBFM and CGM would have been

30	Legg Mason Partners Total Return Bond Fund 2006 Annual Report

Notes to Financial Statements (continued)

required, at their expense, to engage an independent monitor to oversee a competitive bidding process. On November 21, 2005, and within the specified timeframe, the Fund’s Board selected a new transfer agent for the Fund. No Citigroup affiliate submitted a proposal to serve as transfer agent. Under the order, SBFM also must comply with an amended version of a vendor policy that Citigroup instituted in August 2004.

Although there can be no assurance, SBFM does not believe that this matter will have a material adverse effect on the Funds.

On December 1, 2005, Citigroup completed the sale of substantially all of its global asset management business, including SBFM, to Legg Mason.

9. Legal Matters

Beginning in August 2005, five class action lawsuits alleging violations of federal securities laws and state law were filed against CGM and SBFM, (collectively, the “Defendants”) based on the May 31, 2005 settlement order issued against the Defendants by the SEC based in Note 8. The complaints seek injunctive relief and compensatory and punitive damages, removal of SBFM as the advisor for the Smith Barney family of funds, rescission of the Funds’ management and other contracts with SBFM, recovery of all fees paid to SBFM pursuant to such contracts, and an award of attorneys’ fees and litigation expenses.

On October 5, 2005, a motion to consolidate the five actions and any subsequently-filed, related action was filed. That motion contemplates that a consolidated amended complaint alleging substantially similar causes of action will be filed in the future.

As of the date of this report, the Fund’s investment manager believes that resolution of the pending lawsuit will not have a material effect on the financial position or results of operations of the Funds or the ability of the Fund’s investment manager and it affiliates to continue to render services to the Funds under their respective contracts.

* * *

Beginning in June 2004, class action lawsuits alleging violations of the federal securities laws were filed against CGM and a number of its then affiliates, including SBFM and Salomon Brothers Asset Management Inc. (“SBAM”), which were then investment adviser or manager to certain of the Funds (the “Managers”), substantially all of the mutual funds then managed by the Managers (the “Defendant Funds”), and Board Members of the Defendant Funds (collectively, the “Defendants”). The complaints alleged, among other things, that CGM created various undisclosed incentives for its brokers to sell Smith Barney and Salomon Brothers funds. In addition, according to the complaints, the Managers caused the Defendant Funds to pay excessive brokerage commissions to CGM for steering clients towards proprietary funds. The complaints also alleged that the defendants breached their fiduciary duty to the Defendant Funds by improperly charging Rule 12b-1 fees and by drawing on fund assets to make undisclosed payments of soft dollars and excessive brokerage commissions. The complaints also alleged that the Defendant Funds failed to adequately disclose certain of the allegedly wrongful conduct. The complaints sought injunctive relief and compensatory and punitive damages, rescission of the Defendant Funds’ contracts with the Managers, recovery of all fees paid to the Managers pursuant to such contracts and an award of attorneys’ fees and litigation expenses.

Legg Mason Partners Total Return Bond Fund 2006 Annual Report	31

Notes to Financial Statements (continued)

On December 15, 2004, a consolidated amended complaint (the “Complaint”) was filed alleging substantially similar causes of action. On May 27, 2005, all of the Defendants filed motions to dismiss the Complaint. On July 26, 2006, the court issued a decision and order (1) finding that plaintiffs lacked standing to sue on behalf of the shareholders of the Funds in which none of the plaintiffs had invested (including Legg Mason Partners Total Return Bond Fund) and dismissing those Funds from the case (although stating that they could be brought back into the case if standing as to them could be established), and (2) other than one stayed claim, dismissing all of the causes of action against the remaining Defendants, with prejudice, except for the cause of action under Section 36(b) of the Investment Company Act, which the court granted plaintiffs leave to repeal as a derivative claim.

10. Other Matters

On September 16, 2005, the staff of the Securities and Exchange Commission (the “Commission”) informed SBFM and SBAM that the staff is considering recommending that the Commission institute administrative proceedings against SBFM and SBAM for alleged violations of Section 19(a) and 34(b) of the Investment Company Act (and related Rule 19a-1). The notification is a result of an industry wide inspection by the Commission and is based upon alleged deficiencies in disclosures regarding dividends and distributions paid to shareholders of certain funds. Section 19(a) and related Rule 19a-1 of the Investment Company Act generally require funds that are making dividend and distribution payments to provide shareholders with a written statement disclosing the source of the dividends and distributions, and, in particular, the portion of the payments made from each of net investment income, undistributed net profits and/or paid-in capital. In connection with the contemplated proceedings, the staff may seek a cease and desist order and/or monetary damages from SBFM or SBAM.

Although there can be no assurance, SBFM and SBAM believe that this matter is not likely to have a material adverse effect on the Fund.

11. Subsequent Events

Effective August 1, 2006, Legg Mason Partners Fund Advisor, LLC (“LMPFA”) became the Fund’s investment manager and Western Asset Management Company (“Western Asset”) became the Fund’s subadviser. The portfolio managers who are responsible for the day-to-day management of the Fund remain the same immediately prior to and immediately after the date of these changes. LMPFA and Western Asset are wholly-owned subsidiaries of Legg Mason.

LMPFA provides administrative and certain oversight services to the Fund. LMPFA has delegated to the subadviser the day-to-day portfolio management of the Fund. The Fund’s investment management fee remains unchanged. For its services, LMPFA pays Western Asset 70% of the net management fee that it receives from the Fund.

32	Legg Mason Partners Total Return Bond Fund 2006 Annual Report

Notes to Financial Statements (continued)

The Fund’s Board also approved certain share class modifications which, among other things, will standardize share class features for all funds in the fund complex. The features standardized include such things as sales loads, distribution charges and other costs. These modifications are expected to be implemented during the fourth quarter of 2006.

The Fund’s Board also approved a number of other initiatives designed to streamline and restructure the fund complex, and has authorized seeking shareholder approval for those initiatives where shareholder approval is required. As a result, Fund shareholders will be asked to elect a new Board, approve matters that will result in the Fund being grouped for organizational and governance purposes with other funds in the fund complex, and domicile the Fund as a Maryland business trust, with all funds operating under uniform charter documents. Fund shareholders also will be asked to approve investment matters, including standardized fundamental investment policies.

Proxy materials describing these matters are expected to be sent to shareholders later in 2006. If shareholder approval is obtained, these matters generally are expected to be implemented during the first quarter of 2007.

At a meeting held on September 12, 2006, the Fund’s Board approved additional changes to the Fund, subject to shareholder notification. On or about November 20, 2006, the Fund’s name will change to Legg Mason Partners Core Bond Fund. Concurrent with this name change, the investment strategy of the Fund will change to an intermediate duration core bond strategy. Under its revised strategy, the Fund anticipates that all securities it purchases will be investment grade. To better reflect the Fund’s revised investment strategy, the Fund will change its benchmark to the Lehman Brothers U.S. Aggregate Index. The Fund’s investment objective, seeking to maximize total return consisting of capital appreciation and income, remains unchanged. In late September, a prospectus supplement explaining these changes in greater detail will be mailed to fund shareholders.

12. Recent Accounting Pronouncement

During June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation 48 (“FIN 48” or the “Interpretation”), Accounting for Uncertainty in Income Taxes – an interpretation of FASB statement 109. FIN 48 supplements FASB Statement 109, Accounting for Income Taxes, by defining the confidence level that a tax position must meet in order to be recognized in the financial statements. FIN 48 prescribes a comprehensive model for how a fund should recognize, measure, present, and disclose in its financial statements uncertain tax positions that the fund has taken or expects to take on a tax return. FIN 48 requires that the tax effects of a position be recognized only if it is “more likely than not” to be sustained based solely on its technical merits. Management must be able to conclude that the tax law, regulations, case law, and other objective information regarding the technical merits sufficiently support the position’s sustainability with a likelihood of more than 50 percent. FIN 48 is effective for fiscal periods beginning after December 15, 2006, which for this Fund will be August 1, 2007. At adoption, the financial statements must be adjusted to reflect only those tax positions that are more likely than not to be sustained as of the adoption date. Management of the Fund is currently evaluating the impact that FIN 48 will have on the financial statements.

Legg Mason Partners Total Return Bond Fund 2006 Annual Report	33

Report of Independent Registered Public

Accounting Firm

The Board of Trustees and Shareholders

Legg Mason Partners Income Funds

(formerly Smith Barney Income Funds):

We have audited the accompanying statement of assets and liabilities, including the schedule of investments, of Legg Mason Partners Total Return Bond Fund (formerly Smith Barney Total Return Bond Fund), a series of Legg Mason Partners Income Funds, as of July 31, 2006, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the five-year period then ended. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of July 31, 2006, by correspondence with the custodian and brokers or by other appropriate auditing procedures. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Legg Mason Partners Total Return Bond Fund, as of July 31, 2006, and the results of its operations for the year then ended, the changes in its net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the five-year period then ended, in conformity with U.S. generally accepted accounting principles.

New York, New York

September 25, 2006

34	Legg Mason Partners Total Return Bond Fund 2006 Annual Report

Board Approval of Management and Subadvisory

Agreements (unaudited)

At a meeting held in person on June 22, 2006, the Fund’s Board, including a majority of the Board Members who are not “interested persons” of the Fund or Legg Mason Partners Fund Advisor, LLC (the “Manager”) or any sub-investment adviser or proposed sub-investment adviser as defined in the Investment Company Act of 1940, as amended (the “1940 Act”) (the “Independent Board Members”), approved a new management agreement (the “New Management Agreement”) between the Fund and the Manager. The Fund’s Board, including a majority of the Independent Board Members, also approved one or more new subadvisory agreements between the Manager and Western Asset Management Company (the “Subadviser”) (the “New Subadvisory Agreement”). The New Management Agreement and the New Subadvisory Agreement replaced the Fund’s prior management agreement with Smith Barney Fund Management LLC and were entered into in connection with an internal reorganization of the Manager’s, and the Subadviser’s parent organization, Legg Mason. In approving the New Management Agreement and New Subadvisory Agreement, the Board, including the Independent Board Members, considered the factors discussed below, among other things.

The Board noted that the Manager will provide administrative and certain oversight services to the Fund, and that the Manager will delegate to the Subadviser the day-to-day portfolio management of the Fund. The Board Members reviewed the qualifications, backgrounds and responsibilities of the senior personnel that will provide oversight and general management services and the portfolio management team that would be primarily responsible for the day-to-day management of the Fund. The Board Members noted that the portfolio management team was expected to be the same as then managing the Fund.

The Board Members received and considered information regarding the nature, extent and quality of services expected to be provided to the Fund by the Manager under the New Management Agreement and by the Subadviser under the New Subadvisory Agreement. The Board Members’ evaluation of the services expected to be provided by the Manager and the Subadviser took into account the Board Members’ knowledge and familiarity gained as Fund Board Members, including as to the scope and quality of Legg Mason’s investment management and other capabilities and the quality of its administrative and other services. The Board Members considered, among other things, information and assurances provided by Legg Mason as to the operations, facilities and organization of the Manager and the Subadviser and the qualifications, backgrounds and responsibilities of their senior personnel. The Board Members further considered the financial resources available to the Manager, the Subadviser and Legg Mason. The Board Members concluded that, overall, the nature, extent and quality of services expected to be provided under the New Management Agreement and the New Subadvisory Agreement were acceptable.

The Board Members also received and considered performance information for the Fund as well as comparative information with respect to a peer group of funds (the “Performance Universe”) selected by Lipper, Inc. (“Lipper”), an independent provider of investment company data. The Board Members were provided with a description of the methodology Lipper used to determine the similarity of the Fund to the funds included

Legg Mason Partners Total Return Bond Fund	35

Board Approval of Management and Subadvisory

Agreements (unaudited) (continued)

in the Performance Universe. The Board Members noted that they had received and discussed with management, at periodic intervals, information comparing the Fund’s performance against, among other things, its benchmark. Based on the Board Members’ review, which included careful consideration of the factors noted above, the Board Members concluded that the performance of the Fund under the circumstances, supported approval of the New Management Agreement and New Subadvisory Agreement.

The Board Members reviewed and considered the management fee that would be payable by the Fund to the Manager in light of the nature, extent and quality of the management services expected to be provided by the Manager. Additionally, the Board Members received and considered information comparing the Fund’s management fee and overall expenses with those of comparable funds in both the relevant expense group and a broader group of funds, each selected and provided by Lipper. The Board Members also reviewed and considered the subadvisory fee that would be payable by the Manager to the Subadviser in light of the nature, extent and quality of the management services expected to be provided by the Subadviser. The Board Members noted that the Manager, and not the Fund, will pay the subadvisory fee to the Subadviser. The Board Members determined that the Fund’s management fee and the Fund’s subadvisory fee were reasonable in light of the nature, extent and quality of the services expected to be provided to the Fund under the New Management Agreement and the New Subadvisory Agreement.

The Board Members received and considered a pro-forma profitability analysis of Legg Mason and its affiliates in providing services to the Fund, including information with respect to the allocation methodologies used in preparing the profitability data. The Board Members recognized that Legg Mason may realize economies of scale based on its internal reorganization and synergies of operations. The Board Members noted that it was not possible to predict with a high degree of confidence how Legg Mason’s and its affiliates’ profitability would be affected by its internal reorganization and by other factors including potential economies of scale, but that based on their review of the pro forma profitability analysis, their most recent prior review of the profitability of the predecessor manager and its affiliates from their relationship with the Fund and other factors considered, they determined that the management fee was reasonable. The Board Members noted that they expect to receive profitability information on an annual basis.

In their deliberations, the Board Members also considered, and placed significant importance on, information that had been received and conclusions that had been reached by the Board in connection with the Board’s most recent approval of the Fund’s prior management agreement, in addition to information provided in connection with the Board’s evaluation of the terms and conditions of the New Management Agreement and the New Subadvisory Agreement.

The Board Members considered Legg Mason’s advice and the advice of its counsel that the New Management Agreement and the New Subadvisory Agreement were being entered into in connection with an internal reorganization within Legg Mason, that did

36	Legg Mason Partners Total Return Bond Fund

Board Approval of Management and Subadvisory

Agreements (unaudited) (continued)

not involve an actual change of control or management. The Board Members further noted that the terms and conditions of the New Management Agreement are substantially identical to those of the Fund’s previous management agreement except for the identity of the Manager, and that the initial term of the New Management Agreement (after which it will continue in effect only if such continuance is specifically approved at least annually by the Board, including a majority of the Independent Board Members) was the same as that under the prior management agreement.

In light of all of the foregoing, the Board, including the Independent Board Members, approved the New Management Agreement and the New Subadvisory Agreement. No single factor reviewed by the Board Members was identified as the principal factor in determining whether to approve the New Management Agreement and the New Subadvisory Agreement. The Independent Board Members were advised by separate independent legal counsel throughout the process. The Independent Board Members also discussed the proposed approval of the New Management Agreement and the New Subadvisory Agreement in private sessions with their independent legal counsel at which no representatives of the Manager or Subadviser were present.

Legg Mason Partners Total Return Bond Fund	37

Additional Information (unaudited)

Information about Trustees and Officers

The business and affairs of the Legg Mason Partners Total Return Bond Fund (formerly known as Smith Barney Total Return Bond Fund) (“Fund”) are managed under the direction of the Board of Trustees of Legg Mason Partners Income Funds (formerly known as Smith Barney Income Funds) (“Trust”). Information pertaining to the Trustees and Officers is set forth below. The Statement of Additional Information includes additional information about Trustees and is available, without charge, upon request by calling Shareholder Services at 1-800-451-2010.

Name, Address and Birth Year	Position(s) Held with Fund	Term of Office* and Length of Time Served	Principal Occupation(s) During Past 5 Years	Number of Portfolios in Fund Complex Overseen by Trustee	Other Board Memberships Held by Trustee
Non-Interested Trustees:
Lee Abraham 13732 LeHavre Drive Frenchman’s Creek Palm Beach Gardens, FL 33410 Birth Year: 1927	Trustee	Since 1993	Retired; Former Director of Signet Group PLC	27	None

Jane F. Dasher Korsant Partners 283 Greenwich Avenue 3rd Floor Greenwich, CT 06830 Birth Year: 1949	Trustee	Since 1999	Controller of PBK Holdings Inc., a family investment company	27	None

Richard E. Hanson, Jr. 2751 Vermont Route 140 Poultney, VT 05764 Birth Year: 1941	Trustee	Since 1985	Retired; Former Head of the New Atlanta Jewish Community High School	27	None

Paul Hardin 12083 Morehead Chapel Hill, NC 27514-8426 Birth Year: 1931	Trustee	Since 1999	Professor of Law & Chancellor Emeritus at the University of North Carolina	34	None

Roderick C. Rasmussen 9 Cadence Court Morristown, NJ 07960 Birth Year: 1926	Trustee	Since 1999	Investment Counselor	27	None

John P. Toolan 7202 Southeast Golf Ridge Way Hobe Sound, FL33455 Birth Year: 1930	Trustee	Since 1999	Retired	27	None

38	Legg Mason Partners Total Return Bond Fund

Additional Information (unaudited) (continued)

Name, Address and Birth Year	Position(s) Held with Fund	Term of Office* and Length of Time Served	Principal Occupation(s) During Past 5 Years	Number of Portfolios in Fund Complex Overseen by Trustee	Other Board Memberships Held by Trustee
Interested Trustee:
R. Jay Gerken, CFA** Legg Mason & Co., LLC (“Legg Mason”) 399 Park Avenue, 4th Floor New York, NY 10022 Birth Year: 1951	Chairman, President and Chief Execfutive Officer	Since 2002	Managing Director of Legg Mason; President and Chief Executive Officer of Legg Mason Partners Fund Advisors LLC (“LMPFA”) (Since 2006); President and Chief Executive Officer of Smith Barney Fund Management LLC (“SBFM”) and Citi Fund Management Inc. (“CFM”); President and Chief Executive Officer of certain mutual funds associated with Legg Mason; Formerly, Chairman of SBFM and CFM (from 2002 to 2006); Formerly, Chairman, President and Chief Executive of Travelers Investment Advisers, Inc. (from 2002 to 2005)	169	Trustee Consulting Group Capital Markets Fund
Officers:
Robert J. Brault Legg Mason 125 Broad Street, 11th Floor New York, NY 10004 Birth Year: 1965	Chief Financial Officer and Treasurer	Since 2004	Director of Legg Mason; Chief Financial Officer and Treasurer of certain mutual funds associated with Legg Mason; Director of Internal Control for CAM U.S. Mutual Fund Administration (from 2002 to 2004); Director of Project Management & Information Systems for CAM U.S. Mutual Fund Administration (from 2000 to 2002)	N/A	N/A

Legg Mason Partners Total Return Bond Fund	39

Additional Information (unaudited) (continued)

Name, Address and Birth Year	Position(s) Held with Fund	Term of Office* and Length of Time Served	Principal Occupation(s) During Past 5 Years	Number of Portfolios in Fund Complex Overseen by Trustee	Other Board Memberships Held by Trustee
Ted P. Becker Legg Mason 399 Park Avenue 4th Floor New York, NY10022 Birth Year: 1951	Chief Compliance Officer	Since 2006	Chief Compliance Officer of LMPFA (since 2006); Managing Director of Compliance at Legg Mason (2005-Present); Chief Compliance Officer with certain mutual funds associated with Legg Mason (since 2006); Managing Director of Compliance at Legg Mason or its predecessor (2002-2005); Prior to 2002, Managing Director – Internal Audit & Risk Review at Citigroup, Inc.	N/A	N/A

John Chiota Legg Mason 300 First Stamford Place 4th Floor Stamford, CT06902 Birth Year: 1968	Chief Anti- Money Laundering Compliance Officer	Since 2006	Vice President of Legg Mason or its predecessors (since 2004); Chief Anti- Money Laundering Compliance Officer with certain mutual funds associated with Legg Mason (since 2006); Prior to August 2004, Chief AML Compliance Officer with TD Waterhouse	N/A	N/A

Robert I. Frenkel Legg Mason 300 First Stamford Place 4th Floor Stamford, CT 06902 Birth Year: 1954	Secretary and Chief Legal Officer	Since 2003	Managing Director and General Counsel of Global Mutual Funds for Legg Mason and its predecessors (since 1994); Secretary and Chief Legal Officer of certain mutual funds associated with Legg Mason (since 2003); Formerly Secretary of CFM (from 2001 to 2004)	N/A	N/A

*	Each Trustee and Officer serves until his or her successor has been duly elected and qualified.
**	Mr. Gerken is an “interested person” of the Trust as defined in the Investment Company Act of 1940, as amended, because

Mr. Gerken is an officer of LMPFA and certain of its affiliates.

40	Legg Mason Partners Total Return Bond Fund

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Legg Mason Partners

Total Return Bond Fund

TRUSTEES	INVESTMENT MANAGER
Lee Abraham Jane F. Dasher R. Jay Gerken, CFA Chairman Richard E. Hanson, Jr. Paul Hardin Roderick C. Rasmussen John P. Toolan	Legg Mason Partners Fund Advisor, LLC
SUBADVISER Western Asset Management Company
DISTRIBUTORS Citigroup Global Markets Inc. Legg Mason Investor Services, LLC
CUSTODIAN State Street Bank and Trust Company
TRANSFER AGENT PFPC Inc. 4400 Computer Drive Westborough, Massachusetts 01581
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM KPMG LLP 345 Park Avenue New York, New York 10154

This report is submitted for the general information of the share-holders of Legg Mason Partners Total Return Bond Fund, but it may also be used as sales literature when preceded or accompanied by a current prospectus.

This report must be preceded or accompanied by a free prospectus. Investors should consider the Fund’s investment objectives, risks, charges and expenses carefully before investing. The prospectus contains this and other important information about the Fund. Please read the prospectus carefully before investing.

www.leggmason.com/InvestorServices

©2006 Legg Mason Investor

Services, LLC

Member NASD, SIPC

FD1539 9/06                                         SR06-133

Legg Mason Partners

Total Return Bond Fund

The Fund is a separate investment fund of the Legg Mason Partners Income Funds, a Massachusetts business trust.

LEGG MASON PARTNERS TOTAL RETURN BOND FUND

Legg Mason Partners Funds

125 Broad Street

10th Floor, MF-2

New York, New York 10004

The Fund files its complete schedule of portfolio holdings with the Securities and Exchange Commission for the first and third quarters of each fiscal year on Form N-Q. The Fund’s Forms N-Q are available on the Commission’s website at www.sec.gov. The Fund’s Forms N-Q may be reviewed and copied at the Commission’s Public Reference Room in Washington, D.C., and information on the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. To obtain information on Form N-Q from the Fund, shareholders can call 1-800-451-2010.

Information on how the Fund voted proxies relating to portfolio securities during the prior 12-month period ended June 30th of each year and a description of the policies and procedures that the Fund uses to determine how to vote proxies relating to portfolio transactions is available (1) without charge, upon request, by calling 1-800-451-2010, (2) on the Fund’s website at www.leggmason.com/InvestorServices and (3) on the SEC’s website at www.sec.gov. Proxy voting reports for the period ending June 30, 2005 will continue to be listed under the Fund’s former Smith Barney Income Funds Smith Barney Total Return Bond Fund name.